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As filed with the Securities and Exchange Commission on July 19, 2005

Registration No. 333-124664

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Hittite Microwave Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	04-2854672 (I.R.S. Employer Identification Number)

Hittite Microwave Corporation
20 Alpha Road
Chelmsford, Massachusetts 01824
(978) 250-3343
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Stephen G. Daly
Hittite Microwave Corporation
20 Alpha Road
Chelmsford, Massachusetts 01824
(978) 250-3343
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert W. Sweet, Jr., Esq. John D. Hancock, Esq. Foley Hoag LLP World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210 (617) 832-1000	Matthew W. Sonsini, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The purpose of this amendment is solely to file certain exhibits. No changes have been made to the prospectus that forms Part 1 of this registration statement and, accordingly, such prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses payable by us in connection with the sale of the common stock being registered, other than the underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be Paid
SEC registration fee	$9,746
NASD filing fee	8,780
Nasdaq National Market listing fee	100,000
Accounting fees and expenses	400,000
Legal fees and expenses	850,000
Blue Sky fees and expenses	10,000
Transfer agent fees	5,000
Printing and engraving expenses	125,000
Miscellaneous	16,474

Total	$1,525,000

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a Delaware corporation to indemnify its present and former directors and officers under certain conditions. Section 10 of our by-laws provides that we shall indemnify each person who at any time is or was, or has agreed to become, one of our directors or officers and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, one of our directors or officers, or is or was serving at our request as a director, officer, trustee of, or in similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding.

        Article Eighth of our certificate of incorporation provides that, to the maximum extent permitted by the Delaware General Corporation Law, none of our directors shall be personally liable to us or to any of our stockholders for monetary damages arising out of that director's breach of fiduciary duty as one of our directors. No amendment to or repeal of the provisions of Article Eighth shall apply to or have any effect on the liability or the alleged liability of any of our directors with respect to any act or failure to act of that director occurring before the amendment or repeal. A principal effect of Article Eighth is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care.

        The preceding discussion gives effect to amendments of our certificate of incorporation and by-laws that will become effective upon completion of the offering contemplated by this Registration Statement.

        In addition, in July 2002 we entered into indemnification agreements with two of our directors, Bruce Evans and Cosmo Trapani. These agreements require us, among other things, to indemnify our directors in accordance with our by-laws and the Delaware General Corporation Law. Additionally, in

November 2000 we entered into an agreement with Summit Partners, of which our director Bruce Evans is a General Partner. Among other things, this agreement requires us under certain circumstances to indemnify Summit Partners and its affiliates, including Mr. Evans, in their respective capacities or as a result of any actions taken or not taken by them as a director, stockholder, representative or controlling person of Hittite.

        Please see Section 10 of the underwriting agreement relating to the offering, filed as Exhibit 1.1 to this Registration Statement, for indemnification arrangements between us, the selling stockholders and the underwriters.

Item 15. Recent Sales of Unregistered Securities.

        Since January 1, 2002, we have issued and sold unregistered securities as described below.

        From January 1, 2002 through the date of this Registration Statement, we issued options to purchase a total of 693,380 shares of our common stock to our employees and options to purchase 46,850 shares of our common stock to our directors.

        From January 1, 2002 through the date of this Registration Statement, we issued and sold an aggregate of 543,460 shares of our common stock to our employees upon exercise of options previously granted to them, at a per share price of $1.23. We realized aggregate proceeds of $667,500 from these sales.

        Each of the sales described above was effected without registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Rule 701 promulgated under the Securities Act.

        None of the sales of the securities we issued have involved the use of an underwriter, and no commissions were paid in connection with the sale of any of the securities we issued.

Item 16. Exhibits and Financial Schedules.

  (a)
  Exhibits

Exhibit Number	Exhibit Title
**1.1	Proposed form of Underwriting Agreement
**3.1	Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation
**3.2	Proposed form of Second Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation (to become effective as of the closing of the offering)
**3.3	By-Laws of Hittite Microwave Corporation
**3.4	Proposed form of Amended and Restated By-Laws of Hittite Microwave Corporation (to become effective as of the closing of the offering)
3.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation, as filed with the Secretary of State of the State of Delaware on June 29, 2005.
3.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation, as filed with the Secretary of State of the State of Delaware on July 19, 2005.
**4.1	Specimen certificate for common stock of Hittite Microwave Corporation
**5.1	Opinion of Foley Hoag LLP
**10.1	Amended and Restated 1996 Stock Option Plan of Hittite Microwave Corporation and form of agreement related thereto

**10.2	2005 Stock Incentive Plan of Hittite Microwave Corporation and forms of agreements related thereto
**10.3	Registration Rights Agreement, dated November 20, 2000, by and among Hittite Microwave Corporation, Dr. Yalcin Ayasli and the holders of Hittite Microwave Corporation's Series A Convertible Preferred Stock
**10.4	Agreement of Purchase and Sale of 20 Alpha Road, Chelmsford, Massachusetts, dated April 16, 2004, by and between Hittite Microwave Corporation and W9/TIB III Realty, L.L.C.
**10.5	Equipment and Commercial Revolving Line of Credit Agreement, dated September 30, 2001, by and between Hittite Microwave Corporation and Citizens Bank of Massachusetts
**10.6	Security Agreement, dated September 30, 2001, by and between Hittite Microwave Corporation and Citizens Bank of Massachusetts
**10.7	First Amendment to Equipment and Commercial Revolving Line of Credit Agreement and Ratification of Loan Documents, dated June 25, 2003, by and between Hittite Microwave Corporation and Citizens Bank of Massachusetts
**10.8	Second Amendment to Equipment and Commercial Revolving Line of Credit Agreement and Ratification of Loan Documents, dated July 7, 2004, by and between Hittite Microwave Corporation and Citizens Bank of Massachusetts
**10.9	Letter of Indemnification Agreement, dated July 17, 2002, by and between Hittite Microwave Corporation and Cosmo Trapani
**10.10	Letter of Indemnification Agreement, dated July 17, 2002, by and between Hittite Microwave Corporation and Bruce Evans
**10.11	Stock Purchase Agreement, dated November 20, 2000, by and among Hittite Microwave Corporation and the holders of Hittite Microwave Corporation's Series A Convertible Preferred Stock
**10.12	Noncompete Agreement, dated November 16, 2000, by and between Hittite Microwave Corporation and Dr. Yalcin Ayasli
**10.13	Noncompete Agreement, dated April 5, 2002, by and between Hittite Microwave Corporation and Norm Hildreth
**10.14	Non-solicitation Agreement, dated November 16, 2000, by and between Hittite Microwave Corporation and Stephen G. Daly
**10.15	Non-solicitation Agreement, dated November 16, 2000, by and between Hittite Microwave Corporation and Michael J. Koechlin
**10.16	Proprietary Information, Confidentiality and Inventions Agreement, dated November 16, 2000, by and between Hittite Microwave Corporation and Dr. Yalcin Ayasli
**10.17	Proprietary Information, Confidentiality and Inventions Agreement, dated June 17, 1996, by and between Hittite Microwave Corporation and Stephen Daly
**10.18	Proprietary Information, Confidentiality and Inventions Agreement, dated February 18, 1992, by and between Hittite Microwave Corporation and Norm G. Hildreth
**10.19	Proprietary Information, Confidentiality and Inventions Agreement, dated December 13, 1999, by and between Hittite Microwave Corporation and Michael Koechlin
**10.20	Noncompete Agreement, dated March 1, 2001, by and between Hittite Microwave Corporation and William Boecke

**10.21	Proprietary Information, Confidentiality and Inventions Agreement, dated March 1, 2001, by and between Hittite Microwave Corporation and William Boecke
**21.1	List of Subsidiaries
**23.1	Consent of PricewaterhouseCoopers LLP
**23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1)
**24.1	Power of Attorney (contained on page II-5 of this Registration Statement)

**
Previously filed.

(b)
Financial Statement Schedules

        All schedules are omitted because they are not applicable or the required information is shown in our financial statements and related notes.

Item 17. Undertakings.

        We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in denominations and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

        We undertake that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus we filed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Hittite Microwave Corporation has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, as of July 19, 2005.

Hittite Microwave Corporation
By:	/s/ WILLIAM W. BOECKE William W. Boecke Chief Financial Officer and Treasurer

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the indicated capacities as of July 19, 2005.

Signature	Title	Date

* Stephen G. Daly	Chief Executive Officer and President (Principal Executive Officer)	July 19, 2005
/s/ WILLIAM W. BOECKE William W. Boecke	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 19, 2005
* Yalcin Ayasli	Chairman of the Board	July 19, 2005
* Bruce R. Evans	Director	July 19, 2005
* Cosmo S. Trapani	Director	July 19, 2005
* Franklin Weigold	Director	July 19, 2005
* Rick D. Hess	Director	July 19, 2005
*By	/s/ WILLIAM W. BOECKE William W. Boecke Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
**1.1	Proposed form of Underwriting Agreement
**3.1	Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation
**3.2	Proposed form of Second Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation (to become effective as of the closing of the offering)
**3.3	By-Laws of Hittite Microwave Corporation
**3.4	Proposed form of Amended and Restated By-Laws of Hittite Microwave Corporation (to become effective as of the closing of the offering)
3.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation, as filed with the Secretary of State of the State of Delaware on June 29, 2005.
3.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation, as filed with the Secretary of State of the State of Delaware on July 19, 2005.
**4.1	Specimen certificate for common stock of Hittite Microwave Corporation
**5.1	Opinion of Foley Hoag LLP
**10.1	Amended and Restated 1996 Stock Option Plan of Hittite Microwave Corporation and form of agreement related thereto
10.2	2005 Stock Incentive Plan of Hittite Microwave Corporation and forms of agreements related thereto
**10.3	Registration Rights Agreement, dated November 20, 2000, by and among Hittite Microwave Corporation, Dr. Yalcin Ayasli and the holders of Hittite Microwave Corporation's Series A Convertible Preferred Stock
**10.4	Agreement of Purchase and Sale of 20 Alpha Road, Chelmsford, Massachusetts, dated April 16, 2004, by and between Hittite Microwave Corporation and W9/TIB III Realty, L.L.C.
**10.5	Equipment and Commercial Revolving Line of Credit Agreement, dated September 30, 2001, by and between Hittite Microwave Corporation and Citizens Bank of Massachusetts
**10.6	Security Agreement, dated September 30, 2001, by and between Hittite Microwave Corporation and Citizens Bank of Massachusetts
**10.7	First Amendment to Equipment and Commercial Revolving Line of Credit Agreement and Ratification of Loan Documents, dated June 25, 2003, by and between Hittite Microwave Corporation and Citizens Bank of Massachusetts
**10.8	Second Amendment to Equipment and Commercial Revolving Line of Credit Agreement and Ratification of Loan Documents, dated July 7, 2004, by and between Hittite Microwave Corporation and Citizens Bank of Massachusetts
**10.9	Letter of Indemnification Agreement, dated July 17, 2002, by and between Hittite Microwave Corporation and Cosmo Trapani
**10.10	Letter of Indemnification Agreement, dated July 17, 2002, by and between Hittite Microwave Corporation and Bruce Evans
**10.11	Stock Purchase Agreement, dated November 20, 2000, by and among Hittite Microwave Corporation and the holders of Hittite Microwave Corporation's Series A Convertible Preferred Stock

**10.12	Noncompete Agreement, dated November 16, 2000, by and between Hittite Microwave Corporation and Dr. Yalcin Ayasli
**10.13	Noncompete Agreement, dated April 5, 2002, by and between Hittite Microwave Corporation and Norm Hildreth
**10.14	Non-solicitation Agreement, dated November 16, 2000, by and between Hittite Microwave Corporation and Stephen G. Daly
**10.15	Non-solicitation Agreement, dated November 16, 2000, by and between Hittite Microwave Corporation and Michael J. Koechlin
**10.16	Proprietary Information, Confidentiality and Inventions Agreement, dated November 16, 2000, by and between Hittite Microwave Corporation and Dr. Yalcin Ayasli
**10.17	Proprietary Information, Confidentiality and Inventions Agreement, dated June 17, 1996, by and between Hittite Microwave Corporation and Stephen Daly
**10.18	Proprietary Information, Confidentiality and Inventions Agreement, dated February 18, 1992, by and between Hittite Microwave Corporation and Norm G. Hildreth
**10.19	Proprietary Information, Confidentiality and Inventions Agreement, dated December 13, 1999, by and between Hittite Microwave Corporation and Michael Koechlin
**10.20	Noncompete Agreement, dated March 1, 2001, by and between Hittite Microwave Corporation and William Boecke
**10.21	Proprietary Information, Confidentiality and Inventions Agreement, dated March 1, 2001, by and between Hittite Microwave Corporation and William Boecke
**21.1	List of Subsidiaries
**23.1	Consent of PricewaterhouseCoopers LLP
**23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1)
**24.1	Power of Attorney (contained on page II-5 of this Registration Statement)

**
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Schedules .
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX